Exhibit 99.1

                          Craft Brewers Alliance, Inc.
                  Fourth Quarter 2009 Earnings Conference Call
                    Wednesday, March 31, 2010 at 8:30 AM PDT

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[Operator]

Good day, ladies and gentlemen, and welcome to the Q4 2009 Craft Brewers Alliance, Inc. Earnings Conference Call. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference (Operator Instructions).

I would now like to turn the call over to Terry Michaelson, Chief Executive Officer. Please proceed.

[Terry]

Good Morning. I am pleased to present the Craft Brewers Alliance ("Company") investor conference call to discuss our results for the year ended December 31, 2009. I will address the general business environment and sales and marketing efforts as they related to our fourth quarter performance, and Mark Moreland, our Chief Financial Officer, will comment on the financial results for the fiscal year and the quarter ended December 31, 2009. Then we will open up the call for questions. Also on the line to help address questions are Joe O'Brien, our Controller and Principal Accounting Officer, and Patrick Green, Director of SEC Reporting and Investor Relations. Before we begin, I will ask Mark to read our Safe Harbor Statement.

[Mark]
Thanks, Terry, and good morning everyone.

We would like to start by reminding you that this call may contain forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements.

For a list of factors that could cause Craft Brewers' actual results to differ materially from those described in the forward-looking statements, please refer to the Risk Factor section in our most recent Form 10-K filed with the Securities and Exchange Commission. Unless required by law, Craft Brewers undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Copies of Craft Brewers' most recent filings with the SEC are available in the Investor Relations section of our website located at craftbrewers.com.


Terry.

[Terry]
Thanks, Mark.
We are pleased that the Company has been able to maintain the positive momentum we achieved earlier in the year, both from profitability and liquidity measures. As we set our objectives for 2009, the number one objective was profitability. This will continue to be an objective for us as we move forward into 2010 and beyond. Mark will address the specific factors in our financial results for the fourth quarter of 2009, but overall, the financial results for 2009 serve as confirmation that our strategy has been effective in achieving our core objectives, and that we are focused on the areas that can generate the best return.

An integral component of this strategy has been to leverage the depth and diversity of our brand families in selecting the offerings that will be complementary to those markets that we have identified as representing profitable growth. We will continue to focus on a disciplined business model of investing in building our brands and competing in those markets and channels that may not contribute significant volume growth but that are expected to be strongly accretive to our bottom line.

Another element of our strategy, which we began to execute in earnest with the closing of the Merger ("Merger") with Widmer Brothers Brewing Company in the third quarter of 2008, was to identify and implement cost containment initiatives to improve our financial position. We have completed this part of the strategy leaner, more efficient and with improved operating systems that have had a positive impact on our operating performance. I appreciate all of the hard work undertaken by our passionate workforce to bring about this transformation.

Nearly as important to us and certainly related, was an objective to reduce the Company's debt load from the balance sheet position of a year ago. At December 31, 2008, our debt to equity ratio was 29.5%. Beginning in the second quarter, we have utilized the excess cash flows generated from our profitable operations to pay down our credit line, and we finished 2009 with a debt to equity ratio of 24.5%. Our fixed charge ratio as defined in our lending agreement was 2.33 to 1 for the year ended December 31, 2009. Mark will talk more about our year end covenant status and borrowing position.

The improvements in our financial position will be pivotal to our goal of investing in brand development and introducing new and unique brands into the marketplace. A perfect example of this strategy is our first quarter 2010 rollout of our new Widmer brand, Deadlift Imperial IPA. We are introducing this as a year round offering in a 4-pack of 12 oz bottles, rather than a more traditional 6-pack. We believe this package supports the premium value of this offering and will allow us to deliver an increased net revenue and margin per barrel than our core 6-pack brands. Initial response from both our wholesalers and customers has been positive for this brand.

We have also added another year round offering in select markets for the Redhook brand, Copperhook Copper Ale. This is a brand that we've offered for a number of years as a seasonal beer, but the positive and vocal reception from our customers and distributors for this brand persuaded us to add Copperhook to our year round brand offerings.

The launch of Drifter Pale Ale in 2009 was very successful for us, especially considering how crowded and competitive the Pale Ale category has been. Drifter Pale Ale was the second fastest growing new craft brand in the U.S. in 2009. We expect to continue to invest in growing and expanding this brand into new markets over the next five years.

The Kona brand family, particularly Longboard Island Lager, contributed strong volume growth for our business. On a reported basis, shipments and sales of Kona branded products were only included in the Company's results after the effective date of the Merger. However, shipments for the fourth quarter of 2009 increased by 27.6% compared with the prior quarter one year ago. This brand family has demonstrated double digit growth since its introduction on the mainland and has been one of the fastest growing craft brands in the U.S. over the last five years.

Partially supported by the success of Drifter and the Kona brand family, combined with the opportunities created by our merged sales force, we were able to create strong momentum on the off-premise front. We were able to secure significant new distribution in all off-premise channels leading to strong sales growth in 2009. Our successes in the off-premise channels have mitigated the challenges we have faced on the on-premise side. As we've talked about in prior calls, restaurants and bars have been disproportionately affected by the prolonged U.S. recession with consumers moving away from these businesses and reducing their per capita spending. Our expectation is that we are at or near the bottom of this trend for this channel, but nothing suggests that a significant recovery is in the offing for 2010.

I speak for our entire management team in applauding our dedicated work force for all of their hard work and innovation in achieving our objectives for 2009, improving the financial and operating position of our Company, all the while brewing and providing great beer to our customers. While we have made excellent progress in 2009, we are committed to improving our business and continuing to grow both sales and profitability.

With that I'll turn it back to Mark.

[Mark]

Thanks Terry.

In its first full calendar year of operations after the Merger, the Company generated net income of $887,000 or $0.05 earnings per share on 17.0 million shares and net sales of $123.1 million. These results compare favorably with the 2008 results, in which the Company incurred a net loss of $33.3 million or $2.63 loss per share on 12.7 million shares and net sales of $79.8 million. Our net
sales for 2009 increased by 54.3% over reported 2008 results.   As we've
discussed previously, the Merger significantly impacts full year comparisons on an as-reported basis. Further, the 2008 results reflect a non-cash charge of $30.6 million, on a pre-tax basis, for a loss on impairment of certain assets, including goodwill, that were acquired in the Merger.

Compared with 2008 net sales on a pro forma basis, the Company generated a 4.6%
increase.   The pro forma presentation can be found in Note 11 to the financial statements. The sales of our product from wholesalers to retailers, commonly referred to as depletions, increased on a volume basis by approximately 2% for the year.

The gross margin rate for the year increased by 490 basis points to 22.6% driven by the significant impact the Merger had on overall pricing, mix of sales, and capacity utilization. The sales, general and administrative expense rate for the year decreased 440 basis points to 20.5% as a result of both the elimination of duplicative administrative functions as a result of the Merger and the workforce reduction that occurred in the fourth quarter of 2008.

For the fourth quarter of 2009, the Company generated net income of $129,000, or $0.01 earnings per share on net sales of $29.0 million, an increase of 3.2% over last year. Our earnings compare favorably with the fourth quarter of 2008, in which we incurred a net loss of $30.1 million or $1.78 per share, due to the asset impairment charge. Fourth quarter depletions were essentially flat compared with last year, and shipments increased by 7%.

Gross margin for the fourth quarter of 2009 was 20.8%, a decline of 180 basis points compared to last year. For the back half of 2009, our gross margin rate as 22%, an increase of 20 basis point from 2008. I'd like to note the Company will experience quarterly fluctuations in margin rates as we annually adjust our promotional plans to be meet market needs. We expect, over longer time periods, to consistently generate top-line growth and margin expansion.

SG&A for the quarter was $6.2 million, a decrease of $1.8 million as compared to last year primarily due to the $1.0 million charge we took in 2008, related to a one-time workforce reduction and the resulting lower staffing levels in 2009.

For the year, the Company generated $8.9 million in cash flow from operations and spent $2.3 million on capital expenditures. We expect that the Company's ongoing capital needs will be funded by operating cash flow and availability under its existing credit line.

As Terry noted earlier, the Company continues to make significant progress on
managing its debt levels.   For 2009, the Company significantly exceeded its
debt-covenant requirements, which resulted in our moving down two pricing levels on our interest cost to 200 basis points over LIBOR. We generated $10.8 million of bank-defined EBITDA, paid down total debt by 21% or $7 million, and had total liquidity of $9.0 million at year-end. The calculation of EBITDA, a non-GAAP financial measure, is included in our Form 10-K, available on our website at craftbrewers.com.

As a result of retailer program shifts from first to second quarter of 2010, we're experiencing downward pressure on shipments in the first quarter of 2010. That said, we remain positive about our near-term and long term financial results as a result of our focus on targeting sales growth in profitable channels and regions.

In summary, we're tremendously proud of the significant progress the Company made in addressing its financial condition during 2009 and believe that we have laid important groundwork toward continued improvement into 2010.